Exhibit 3.1

SECOND RESTATED ARTICLES OF INCORPORATION

OF

NORTHWEST PIPE COMPANY

Pursuant to ORS 60.451, these Second Restated Articles of Incorporation supersede the existing articles and all previous amendments (these “Articles”).

ARTICLE I

The name of this Corporation shall be Northwest Pipe Company and its duration shall be perpetual.

ARTICLE II

A.         The authorized capital stock of the Corporation consists of 15,000,000 shares of common stock par value $0.01 per share (“Common Stock”) and 10,000,000 shares of preferred stock par value $0.01 per share (“Preferred Stock”).

B.         On the effective date of these Second Restated Articles of Incorporation, each designated and each outstanding share of Series A Common Stock and each designated and each outstanding share of Series B Common Stock is hereby redesignated as a share of Common Stock. Further, on the effective date of these Second Restated Articles of Incorporation, each outstanding share of Common Stock shall be combined and reconstituted as 0.858 share. Any fractional shares resulting from this reverse stock split (after aggregating all shares of each separate class or series held by each holder) shall be rounded up to the next whole share. The total authorized capital set forth above reflects the foregoing reverse stock split.

C.         The Board of Directors shall have the power to issue, from time to time, one or more series of Preferred Stock or special stock in any manner permitted by law and not inconsistent with these Articles or the Bylaws of the Corporation. The Board of Directors shall have the authority to fix and determine, subject to the provisions of these Articles, the rights and preferences of the shares of such additional series, which shall be established by a resolution or resolutions of the Board of Directors providing for the issuance of such series.

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ARTICLE III

No shareholder of the Corporation shall have any preemptive or other first right to acquire any treasury shares or any additional issue of shales of stock or other securities of the Corporation, either presently authorized or to be authorized. This Article III shall not prohibit the granting of any such right to any shareholder pursuant to any contract or other agreement.

ARTICLE IV

A.     The Corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any Proceeding against all expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually or reasonably incurred by the person in connection with such Proceeding.

B.       Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall in all cases be paid by the Corporation in advance of the final disposition of such Proceeding at the written request of such person, if the person:

1.         Furnishes the Corporation a written affirmation of the person's good faith belief that such person has met the standard of conduct described in the Oregon Business Corporation Act or is entitled to be indemnified by the Corporation under any other indemnification rights granted by the Corporation to such person; and

2.         Furnishes the Corporation a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation under this Article IV or under any other indemnification rights granted by the Corporation to such person.

Such advances shall be made without regard to the person’s ability to repay such advances and without regard to the person’s ultimate entitlement to indemnification under this Article IV or otherwise.

C.       The term “Proceeding” shall include any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which a person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a director or officer of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or is or was serving at the request of the Corporation as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Article IV.

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D.         The indemnification and entitlement to advancement of expenses provided by this Article IV shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Corporation’s articles of incorporation or any statute, agreement, general or specific action of the board of directors, vote of stockholders, or otherwise, shall continue as to a person who has ceased to be a director or officer, shall inure to the benefit of the heirs, executors and administrators of such person, and shall extend to all claims for indemnification or advancement of expenses made after the adoption of this Article IV.

E.         Any repeal of this Article IV shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Article IV in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding.

F.         To the fullest extent permitted by law, no director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director. No amendment or repeal of this Article IV, nor the adoption of any provision of these Articles inconsistent with this Article IV, nor a change in the law, shall adversely affect any right or protection of a director, which right or protection is based upon this Article IV and arises from conduct that occurred prior to the time of such amendment, repeal, adoption or change. No change in the law shall reduce or eliminate the rights and protections applicable immediately after this provision becomes effective unless the change in the law shall specifically require such reduction or elimination. If the Oregon Business Corporation Act or its successor is amended, after this Article IV becomes effective, to authorize corporate action further eliminating or limiting the personal liability of directors of the Corporation, then the liability of directors of this Corporation shall be eliminated or limited to the fullest extent permitted by the Oregon Business Corporation Act, as so amended.

ARTICLE V

A.         The number of directors of the Corporation shall be not less than six nor more than nine, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. The directors shall be divided into three classes designated Class I, Class II and Class III, each class to be as nearly equal in number as possible. At a special meeting of shareholders on the effective date of these Restated Articles of Incorporation (“First Meeting”), directors of all three classes shall be elected. The term of office of Class I directors shall expire at the 1996 annual meeting of shareholders. The terms of Class II directors shall expire at the 1997 annual meeting of shareholders. The terms of the Class III directors shall expire at the 1998 annual meeting of shareholders. At each annual meeting of shareholders after the First Meeting, each class of directors elected to succeed those directors whose terms expire shall be elected to serve for three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year. When the number of directors is changed within the limits provided herein, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes as to make all classes as nearly equal as possible, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

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B.         All or any number of the directors of the Corporation may be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of not less than 75 percent of the votes then entitled to be cast for the election of directors. At any meeting of shareholders at which one or more directors are removed, a majority of votes then entitled to be cast for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors.

C.         The provisions of this Article V may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of not less than 75 percent of the votes then entitled to be cast for election of directors.

ARTICLE VI

No agreement of merger or consolidation of this corporation which requires shareholder approval under the Oregon Business Corporation Act shall be approved or become effective unless the holders of not less than sixty-seven percent (67%) of the outstanding shares of the corporation entitled to vote thereon shall vote for the adoption of the agreement. This corporation shall not sell, lease or exchange all or substantially all of its property and assets unless the holders of not less than sixty-seven percent (67%) of the outstanding shares of the corporation entitled to vote thereon shall vote for such sale, lease or exchange. Dissolution or liquidation of the corporation shall require the prior approval of holders of not less than sixty-seven percent (67%) of the outstanding shares of the corporation entitled to vote thereon.

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